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                                                                   Exhibit 13(c)

                               PURCHASE AGREEMENT

                  The Charles Schwab Family of Funds (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

                  1. The Trust hereby offers and Schwab hereby purchases 1000 units of beneficial interest of each of Series G and H of the Trust representing interests in the series of shares known as the Schwab Institutional Advantage Money Fund and the Schwab Retirement Money Fund, respectively, (such 1000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $1.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $1,000 for each such series of the Trust in full payment for the Shares. It is further agreed that no certificates for the Shares will be issued by the Trust.

                  2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. The names "The Charles Schwab Family of Funds" and "Trustees of The Charles Schwab Family of Funds" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 20, 1989, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Charles Schwab Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.


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                  IN WITNESS WHEREOF, the parties hereto have executed the
Agreement as of the 23rd day of November 1993.

Attest:                                     THE CHARLES SCHWAB FAMILY OF FUNDS

/s/ Ana Canillas                    By:     /s/ William J. Klipp
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                                    Name:   William J. Klipp
                                    Title:  Senior Vice President

Attest:                                     CHARLES SCHWAB & CO., INC.

/s/ Ana Canillas                    By:     /s/ Tom D. Seip
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                                    Name:   Tom D. Seip
                                    Title:  Executive Vice President